Exhibit 23


                         Consent of Independent Auditors

We consent to the incorporation by reference in (1) Registration Statement No. 33-308415 on Form S-3 related to the Dividend Reinvestment and Common Stock Purchase Plan, (2) Shelf Registration Statement No. 33-32119 on Form S-4, (3) Registration Statement No. 333-69807 related to the 1993 Amended and Restated Stock Option and Restricted Stock Plan, and (4) Shelf Registration Statement No. 333-69675 on Form S-3, of our report dated March 16, 2001, except for the third and seventh paragraphs of Note 15 as to which the date is March 30, 2001 with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                          /s/ Ernst & Young LLP


Chicago, Illinois
March 16, 2001, except
for the third and seventh
paragraphs of Note 15 as to
which the date is March 30, 2001